BOOZ ALLEN HAMILTON ANNOUNCES

FIRST QUARTER FISCAL 2013 RESULTS

First quarter revenue decreased 1 percent, to $1.43 billion

Adjusted EBITDA increased 10.4 percent, to $135.6 million

Adjusted Diluted Earnings per Share increased by 12.2 percent, to $0.46 per share

Quarterly dividend and special dividend declared – payable on August 31, 2012

McLean, Virginia; August 1, 2012 – Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., today announced preliminary results for the first quarter of fiscal 2013 with solid earnings growth over the prior year period. Booz Allen also reported total backlog of $10.2 billion as of June 30, 2012. Booz Allen’s fiscal year runs from April 1 to March 31, with the first quarter of fiscal 2013 ending June 30, 2012.

Revenue in the first quarter of fiscal 2013 was $1.43 billion, compared with $1.45 billion in the prior year period, a decrease of 1 percent. The modest decline in revenue was primarily due to a decrease in billable expenses and a lower rate of indirect expenses which reduces revenue under cost reimbursable contracts. The negative impact on revenue of these two factors was partially offset by continued modest growth in consulting staff labor. The lower rate of indirect expenses is primarily attributable to the cost reduction actions the company implemented in early 2012.

In the first quarter of fiscal 2013, net income increased to $61.9 million from $51.1 million in the prior year period, and Adjusted Net Income increased to $66.0 million from $58.0 million in the prior year period. Diluted earnings per share (EPS) and Adjusted Diluted EPS in the first quarter of fiscal 2013 were $0.43 and $0.46, respectively, compared with $0.37 and $0.41 in the prior year period.

On July 30, 2012, Booz Allen’s Board of Directors authorized and declared a cash dividend in the amount of $0.09 per share, the third regular quarterly cash dividend declared by the Company. Additionally, the Board approved the refinancing of the Company’s senior secured credit facilities and declared a special cash dividend of $6.50 per share. Both the quarterly and special dividends are payable on August 31, 2012 to stockholders of record on August 13, 2012 for the special dividend and August 14, 2012 for the quarterly dividend.

Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President, said “We continue to win major contract awards across all markets in our government business, ably serving our federal clients in their core missions, despite the generally challenging conditions in that sector, and we’ve expanded our business base in commercial and international markets. Our recent wins include large new and recompete contract awards with the US Army, Navy, and Missile Defense Command, the Departments of Energy, Justice, Labor, Health & Human Services, and the Federal Reserve, as well as major commercial financial institutions and health care providers. We’ve also been proactive and diligent in managing our cost base which has enabled us to continue to deliver on bottom-line commitments.

“The special dividend declared Monday by our Board returns value to our stockholders, and is evidence of our Board’s and management’s confidence in the future of our Company. We believe it is a prudent use of capital at this time and we have been able to complete the refinancing at attractive rates due to our strong track record and favorable debt markets; at the same time, we believe the stock market has been undervaluing our Company’s stock,” Shrader said. “After completing this transaction, we will maintain significant flexibility as a result of cash on hand and our new $500 million revolving credit facility. This flexibility will allow us to weather business uncertainties and to pursue an opportunistic acquisition strategy in this period of potential industry consolidation.

“Looking forward, we believe that the investments we are making in areas such as cyber, cloud, health, engineering services, enterprise effectiveness and efficiency, commercial, and international businesses will position us well for future growth,” Shrader said.

Financial Review

Booz Allen’s 1 percent decrease in revenue in the first quarter of fiscal 2013 compared with the prior year period was primarily the result of a decrease in revenue attributable to billable expenses, which negatively impacted revenue by 1 percent, and a lower rate of indirect expenses under cost reimbursable contracts, which also negatively impacted revenue by 1 percent. The negative impact on revenue attributable to these two factors was partially offset by continued modest growth in consulting staff labor. The lower rate of indirect expenses is primarily attributable to the cost reduction actions the company implemented in early 2012.

In the first quarter of fiscal 2013, operating income increased to $114.7 million from $98.1 million in the prior year period and Adjusted Operating Income increased to $120.3 million from $109.1 million in the prior year period. The improvement in Adjusted Operating Income was primarily driven by more effective deployment of Booz Allen’s consulting staff and disciplined management of our costs.

In the first quarter of fiscal 2013, net income increased to $61.9 million from $51.1 million in the prior year period, and Adjusted Net Income increased to $66.0 million from $58.0 million in the prior year period. Adjusted EBITDA increased 10.4 percent to $135.6 million in the first quarter of fiscal 2013, compared with $122.9 million in the prior year period. In the first quarter of fiscal 2013, diluted EPS increased to $0.43 from $0.37 in the prior year period, while Adjusted Diluted EPS increased to $0.46 compared to $0.41 in the prior year period.

Net cash provided by operating activities for the first quarter of fiscal 2013 was $74.0 million compared with $53.8 million in the prior year period. Free cash flow was $70.1 million, compared to $36.2 million in the prior year period. Booz Allen’s cash flow benefitted from strong cash collections, as evidenced by Days Sales Outstanding of 69 days.

Funded backlog as of June 30, 2012 was $2.58 billion, compared to $2.45 billion as of June 30, 2011. Booz Allen’s total backlog as of June 30, 2012 was $10.23 billion, compared with $11.21 billion as of June 30, 2011. The decrease in total backlog is a reflection of general caution in the government procurement market by our clients; however, in a continued positive direction, Booz Allen saw an increase in its important funded backlog figure in the first quarter of fiscal 2013 compared to the prior year period.

Debt Recapitalization and Special Dividend

On July 30, 2012, Booz Allen’s Board of Directors approved the refinancing of indebtedness outstanding under its senior secured credit facilities with funded debt under new senior secured credit facilities of $1.75 billion. The new senior secured credit facilities include a revolving credit facility of up to $500 million. The net proceeds remaining after refinancing existing indebtedness, together with cash on hand, will be used principally to pay a special dividend of $6.50 per share to stockholders of record as of August 13, 2012.

Financial Outlook

Given the uncertainty in the second half of Booz Allen’s fiscal year, which coincides with the beginning of a new government fiscal year, we are currently providing top-line guidance for only the first half of our fiscal year, which we expect to have revenue growth that is flat to down low-single digits. At the bottom line, for the full year, we are updating our prior guidance to account for the increased interest expense from our debt refinancing and are forecasting diluted EPS to be in the range of $1.40 to $1.50, and Adjusted Diluted EPS on the order of $1.60 to $1.70 per share. The impact of the debt refinancing is the only change to our previously-issued bottom line guidance. Our overall EPS outlook reflects our confidence in our ability to manage our business with agility and precision, as illustrated by the cost restructuring actions taken in the fourth quarter of fiscal 2012, which has translated, and we believe will continue to translate, into improvements in operating margins.

These EPS estimates are based on fiscal year 2013 estimated average diluted shares outstanding of approximately 144.0 million shares.

Conference Call Information

Booz Allen will host a conference call at 8 a.m. EDT on Wednesday, August 1, 2012, to discuss the financial results for its First Quarter of Fiscal Year 2013 (ending June 30, 2012). Analysts and institutional investors may participate on the call by dialing 800-706-7748 (international 617-614-3473) and entering passcode 39157554. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at www.boozallen.com. A replay of the conference call will be available online at www.boozallen.com beginning at 10 a.m. EDT on August 1, 2012, and continuing through August 31, 2012. The replay will also be available by telephone at 888-286-8010 (international 617-801-6888) with the passcode 39632281.

About Booz Allen Hamilton

Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs approximately 25,000 people, and had revenue of $5.86 billion for the 12 months ended March 31, 2012.

CONTACT:

Media Relations – Marie Lerch 703-902-5559; James Fisher 703-377-7595

Investor Relations – Curt Riggle 703-377-5332.

Non-GAAP Financial Information

“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz

Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.

“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for fiscal 2013 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Forward Looking Statements

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.

These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These risks and other factors include: cost cutting and efficiency initiatives and other efforts to reduce U.S. government spending, , including automatic sequestration required by the Budget Control Act of 2011, which could reduce or delay funding for orders for services especially in the current political environment; delayed funding of our contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions by the U.S. government to fund its operations or related changes in the pattern or timing of government funding and spending; any issue that compromises our relationships with the U.S. government or damages our professional reputation; changes in U.S. government spending and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays caused by competitors’ protests of major contract awards received by us; the loss of General Services Administration Multiple Award Schedule Contracts, or GSA schedules, or our position as prime contractor on Government-wide acquisition contract vehicles; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; an inability to hire, assimilate and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes in our operating structure, capabilities, or strategy intended to address client needs, grow our business, or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules and regulations, such as those relating to organizational conflicts of interest issues; risks related to future acquisitions; an inability to utilize existing or future tax benefits, including those related to stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and Indefinite Delivery/Indefinite Quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 30, 2012.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits:

Exhibit 1:	Condensed Consolidated Statements of Operations
Exhibit 2:	Condensed Consolidated Balance Sheets
Exhibit 3:	Condensed Consolidated Statements of Cash Flows
Exhibit 4:	Non-GAAP Financial Information
Exhibit 5:	Operating Data

Exhibit 1

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,
(Amounts in thousands, except per share data)	2012	2011
	(Unaudited)
Revenue	$1,432,424	$1,446,836

Operating costs and expenses:
Cost of revenue	727,370	726,831
Billable expenses	378,460	392,190
General and administrative expenses	193,355	211,835
Depreciation and amortization	18,503	17,858

Total operating costs and expenses	1,317,688	1,348,714

Operating income	114,736	98,122

Interest expense	(11,246)	(12,294)
Other, net	(483)	(442)

Income before income taxes	103,007	85,386
Income tax expense	41,062	34,250

Net income	$61,945	$51,136

Earnings per common share:
Basic	$0.46	$0.40

Diluted	$0.43	$0.37

Dividends declared per share	$1.59	$—

Exhibit 2

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	June 30, 2012	March 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$336,051	$484,368
Accounts receivable, net of allowance	1,070,776	1,077,315
Prepaid expenses and other current assets	66,318	95,980

Total current assets	1,473,145	1,657,663
Property and equipment, net of accumulated depreciation	178,870	191,079
Intangible assets, net of accumulated amortization	220,701	223,834
Goodwill	1,188,004	1,188,004
Other long-term assets	48,302	54,211

Total assets	$3,109,022	$3,314,791

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$45,625	$42,500
Accounts payable and other accrued expenses	440,823	443,951
Accrued compensation and benefits	316,567	357,872
Other current liabilities	75,237	70,123

Total current liabilities	878,252	914,446

Long-term debt, net of current portion	909,453	922,925
Other long-term liabilities	301,469	292,235

Total liabilities	2,089,174	2,129,606

Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 129,700,507 shares at June 30, 2012 and 128,726,324 shares at March 31, 2012; outstanding, 129,366,732 shares at June 30, 2012 and 128,392,549 shares at March 31, 2012	1,297	1,287
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 2,470,825 shares at June 30, 2012 and 2,487,125 shares at March 31, 2012	25	25
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 1,533,020 shares at June 30, 2012 and 1,533,020 shares at March 31, 2012	15	15
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 10,140,067 shares at June 30, 2012 and 10,140,067 shares at March 31, 2012	30	30
Treasury stock, at cost — 333,775 shares at June 30, 2012 and 333,775 shares at March 31, 2012	(5,377)	(5,377)
Additional paid-in capital	881,822	898,541
Retained earnings	150,652	299,379
Accumulated other comprehensive loss	(8,616)	(8,715)

Total stockholders’ equity	1,019,848	1,185,185

Total liabilities and stockholders’ equity	$3,109,022	$3,314,791

Exhibit 3

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Cash Flows

	Three Months Ended June 30,
(Amounts in thousands)	2012	2011
	(Unaudited)
Cash flows from operating activities
Net income	$61,945	$51,136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,503	17,858
Amortization of debt issuance costs	1,198	1,194
Amortization of original issuance discount on debt	278	273
Excess tax benefits from the exercise of stock options	(315)	(2,619)
Stock-based compensation expense	6,762	10,677
Loss on disposition of property and equipment	808	10

Change in assets and liabilities:
Accounts receivable, net	6,539	31,060
Prepaid expenses and other current assets	29,662	334
Other long-term assets	4,711	12,717
Accrued compensation and benefits	(58,245)	(83,804)
Accounts payable and other accrued expenses	(3,173)	2,109
Accrued interest	2,045	2,372
Other current liabilities	2,748	14,094
Other long-term liabilities	577	(3,567)

Net cash provided by operating activities	74,043	53,844

Cash flows from investing activities
Purchases of property and equipment	(3,969)	(17,601)

Net cash used in investing activities	(3,969)	(17,601)

Cash flows from financing activities
Net proceeds from issuance of common stock	1,754	2,418
Cash dividends paid	(210,672)	—
Repayment of debt	(10,625)	(7,500)
Excess tax benefits from the exercise of stock options	315	2,619
Stock option exercises	837	2,102

Net cash used in financing activities	(218,391)	(361)

Net increase (decrease) in cash and cash equivalents	(148,317)	35,882
Cash and cash equivalents — beginning of period	484,368	192,631

Cash and cash equivalents — end of period	$336,051	$228,513

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$7,721	$8,455

Income taxes	$869	$1,645

Exhibit 4

Booz Allen Hamilton Holding Corporation

Non-GAAP Financial Information

	Three Months Ended June 30,
(Amounts in thousands, except share and per share data)	2012	2011
	(Unaudited)
Adjusted Operating Income
Operating Income	$114,736	$98,122
Certain stock-based compensation expense (a)	2,393	6,897
Amortization of intangible assets (b)	3,133	4,091

Adjusted Operating Income	$120,262	$109,110

EBITDA & Adjusted EBITDA
Net income	$61,945	$51,136
Income tax expense	41,062	34,250
Interest and other, net	11,729	12,736
Depreciation and amortization	18,503	17,858

EBITDA	133,239	115,980
Certain stock-based compensation expense (a)	2,393	6,897

Adjusted EBITDA	$135,632	$122,877

Adjusted Net Income
Net income	$61,945	$51,136
Certain stock-based compensation expense (a)	2,393	6,897
Amortization of intangible assets (b)	3,133	4,091
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,198	1,194
Release of income tax reserves (c)	—	(464)
Adjustments for tax effect (d)	(2,690)	(4,873)

Adjusted Net Income	$65,979	$57,981

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	142,677,037	139,922,465

Adjusted Net Income Per Diluted Share (e)	$0.46	$0.41

Free Cash Flow
Net cash provided by operating activities	$74,043	$53,844
Less: Purchases of property and equipment	(3,969)	(17,601)

Free Cash Flow	$70,074	$36,243

(a)	Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the Acquisition) under the Officers' Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.

(b)	Reflects amortization of intangible assets resulting from the Acquisition.

(c)	Reflects the release of income tax reserves.

(d)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(e)	Excludes an adjustment of approximately $1.3 million of net earnings associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5

Booz Allen Hamilton Holding Corporation

Operating Data

	As of June 30,
(Amounts in millions)	2012	2011
Backlog

Funded	$2,576	$2,450
Unfunded (1)	2,559	2,956
Priced Options (2)	5,099	5,802

Total Backlog	$10,234	$11,208

(1)	Reflects a reduction by management to the revenue value of orders for services under two existing single award ID/IQ contracts, based on an established pattern of funding under these contracts by the U.S. government.

(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	As of June 30,
	2012	2011
Headcount

Total Headcount	24,138	24,989
Consulting Staff Headcount	22,012	22,506

	Three Months Ended June 30,
	2012	2011
Percentage of Total Revenue by Contract Type

Cost-Reimbursable (3)	56%	53%
Time-and-Materials	30%	32%
Fixed-Price (4)	14%	15%

(3)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(4)	Includes fixed-price level of effort contracts.

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011
Days Sales Outstanding *	69	69

*	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.